Exhibit 5.1
August 10, 2009
Re:	Home Diagnostics, Inc. Registration Statement on Form S-8 Relating to 1,800,000 Shares of Common Stock Issuable Pursuant to the Home Diagnostics, Inc. 2009 Equity Incentive Plan
Dear Ladies and Gentlemen:
     I have acted as counsel to Home Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) reserved for issuance pursuant to Home Diagnostics, Inc. 2009 Equity Incentive Plan (the “Plan”).
     In rendering this opinion I have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company and have reviewed such questions of law as in my judgment is necessary, relevant or appropriate to enable me to render the opinion expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed, certified, photostatic or facsimile copies thereof, and the authenticity of the originals of such conformed, certified, photostatic or facsimile copies. I have assumed compliance with the terms of the Plan by the Company and its employees, officers, Board of Directors and any committee appointed to administer the Plans.
     Based upon the foregoing and subject to the other limitations and qualifications set forth herein, I am of the opinion that, upon issuance and delivery of the Common Stock in accordance with the terms and conditions of the Plans, and upon receipt by the Company of the full consideration for the Common Stock as determined pursuant to the Plan, the shares will be validly issued, fully paid and nonassessable.
In rendering the opinion set forth above, I express no opinion as to the laws of any jurisdiction other than the present corporate law of the State of Delaware, the present corporate law of the State of Florida and the federal laws of the United States of America, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts and circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished or relied upon by any person or entity for any purpose without our prior written consent.
     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.
Very truly yours,
/s/ Peter Ferola, General Counsel and Secretary